As filed with the Securities and Exchange Commission on December 21, 2001

                        Registration No. 333____________
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933

                                U.S. ENERGY CORP.
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             (Exact name of registrant as specified in its charter)

                                     Wyoming
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         (State or other jurisdiction of incorporation or organization)

                                   83-0205516
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                      (I.R.S. Employer Identification No.)

         877 North 8th West, Riverton, Wyoming 82501; Tel. 307.856.9271
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    (Address,       including zip code, and telephone number, including area
                    code, of issuer's principal executive offices)

                      Daniel P. Svilar, 877 North 8th West
                      Riverton, WY 82501; Tel. 307.856.9271
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 (Name, address, including zip code, and telephone number of agent for service)

                      Copies to:   Stephen E. Rounds, Esq.
                                   The Law Office of Stephen E. Rounds
                                   4635 East 18th Ave., Denver, CO 80220
                                   Tel:  303.377.6997; Fax: 303.377.0231
                                 ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

                                                                     Proposed
                                                 Proposed            Maximum
                              Amount of           Maximum           Aggregate
Title of Each Class          Securities          Offering         Dollar Price         Amount
of Securities             to be Registered       Price Per      of Securities to         of
to be Registered           in the Offering       Security         be Registered         Fee
----------------           ---------------       --------         -------------       --------

Common Stock                   404,667             $3.60           $1,456,802(1)       $ 349
                                Shares

Common Stock                    67,933             $3.75           $  254,749(2)       $  61
                                Shares

Common Stock                    50,000             $3.75           $  187,500(3)       $  45
                                Shares

Common Stock                    10,000             $4.70           $   47,000(4)       $  12
                                Shares

Common Stock                    20,000             $4.70           $   94,000(5)       $  23
                                Shares

Common Stock                    20,000             $3.98           $   79,600(6)       $  20
                                Shares

Total No. Securities
to be Registered               572,600                             $2,119,651(7)       $ 510
                                Shares

(1) Under rule 457(c), registration fee calculations are estimated based on the market value of the registrant's common stock (Nasdaq National Market System price on December 17, 2001), which is within 5 business days prior to the initial filing of this statement. These shares are issued and outstanding, and are being registered for resale under this registration statement. These shares include 389,667 shares purchased by 18 private investors in 2001, and 15,000 shares issued to a consultant (Riches in Resources, Inc.) in December 2001 in partial payment for services.

(2) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.75 per share, which warrants were purchased by 18 investors in 2001. These warrants expire October 18, 2003.

(3) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants, at $3.75 per share, including (a) warrants (expiring October 18, 2006) for 38,966 shares held by persons associated with VentureRound Group LLC ("VRG"), for services as financial advisor to the registrant in 2001, plus (b) warrants (expiring November 2, 2006) for 11,034 shares held by persons associated with VRG, for financial services provided to the registrant by VRG.

                                        1




(4) These shares being registered for resale under this registration statement are issuable on exercise of warrants (expiring May 14, 2003) at $4.70 per share, issued to consultant Riches in Resources, Inc. The warrants are not exercisable unless the registrant's stock price closes at or above $6.50 per share for 90 consecutive days before expiration of the warrants.

(5) These shares being registered for resale under this registration statement are issuable on exercise of warrants (expiring May 14, 2003) at $4.70 per share, issued to consultant Riches in Resources, Inc. The warrants are not exercisable unless the registrant's stock price closes at or above $10.00 per share for 90 consecutive days before expiration of the warrants.

(6) These shares being registered for resale under this registration statement are issuable on exercise of options (expiring April 10, 2006) at $3.98 per share, issued to consultant R.J. Falkner and Company.

(7) Market price of outstanding shares registered for resale, plus exercise price of warrants listed.

DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                                U.S. ENERGY CORP.
                         572,600 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 572,600 shares of common stock ($0.01 par value) by shareholders, and by holders of warrants and holders of options on exercise of warrants and options. The shares are offered for sale by the selling shareholders:

     o    389,667 shares held by 18 investors.

     o 67,933 shares on exercise of warrants held by 18 investors, at $3.75 per share. These warrants expire on October 18, 2003).

     o 50,000 shares under warrants held by 31 persons associated with VentureRound Group LLC ("VRG"), exercisable at $3.75 per share. These options expire on October 18, 2003.

     o 45,000 shares by consultant Riches in Resources, Inc., including 15,000 shares, 10,000 shares on exercise of warrants at $4.70 per share (exercisable only if the company's stock closes at or above $6.50 per share for 90 consecutive days), and 20,000 more shares on exercise of warrants at $4.70 per share (exercisable only if the company's stock closes at or above $10.00 per share for 90 consecutive days). All these warrants expire on May 14, 2003.

     o 20,000 shares on exercise of options at $3.98 per share, held by consultant R.J. Falkner and Company. These options expire on April 10, 2006.

     In this prospectus, "selling shareholder" or "selling shareholders" refer to the 18 private placement investors holding 389,667 shares, persons associated with VRG, Riches in Resources, Inc., and R.J. Falkner and Company. The selling shareholders are identified under "Selling Shareholders." In this prospectus, and the information incorporated by reference; "we," "company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

     The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Although we will receive proceeds if and to the extent the warrants and options are exercised, we will not receive any proceeds from sale of any of the shares offered by the selling shareholders. None of the warrants or options have been exercised at prospectus date.

     USE is traded ("USEG") on the Nasdaq National Market System ($3.90 on December 11, 2001).

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 AND THE TABLE OF CONTENTS ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 2001

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Representations About This Offering.........................................5

Forward Looking Statements..................................................5

Summary Information.........................................................5

     The Company............................................................5

     The Offering...........................................................7

Description of Securities...................................................7

Risk Factors ..............................................................10

Risk Factors Involving the Company.........................................10

     We Have No Revenues from Coalbed Methane
     Production, and Have Not Established Reserves
    for Our Coalbed Methane Properties.....................................10

     Limited Amount of Working Capital,
     Accumulated Deficit, and Current and
     Projected Financial Requirements......................................10

     We are subject to certain kinds of risk which
     are unique to the minerals business...................................10

     Delays in Obtaining Permits for Methane
     Wells Could Impair Our Business.......................................11

     Terms of  subsequent financings may
     adversely impact your investment......................................12

Risk Factors Involving This Offering.......................................12

Use of Proceeds............................................................13

Selling Shareholders.......................................................13

Plan of Distribution.......................................................19

Disclosure of Commission Position on Indemnification.......................20

Where to Find More Information About Us....................................21

Incorporation of Certain Information by Reference..........................21

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                           FORWARD LOOKING STATEMENTS

     We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors, failure to accurately forecast operating and capital expenditures and capital needs (due to rising costs and/or different drilling and production conditions in the field), changes in timing or conditions for getting regulatory approvals to drill coalbed methane wells where needed, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will, "should, "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen may be turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address some (but not all) of the factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

                               SUMMARY INFORMATION

     The following summarizes some of the information found elsewhere in this prospectus and the information incorporated into it by reference. This summary is qualified by the more detailed information in this prospectus and the information incorporated by reference.

THE COMPANY

     U.S. Energy Corp. is a Wyoming corporation, formed in 1966, in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. We now are engaged in three principal mineral sectors: coalbed methane gas, uranium, and gold (properties and other assets included in the uranium and gold sectors currently are in care and maintenance status). The most significant uranium properties are located on Sheep Mountain in Wyoming, and in southeast Utah. We also hold a royalty interest in claims on Green Mountain, Wyoming, now held by Kennecott Uranium Company (see below). The gold property is located in Sutter Creek, California, east of Sacramento. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. Small oil and gas operations in Montana and Wyoming are conducted as well. Other business segments are commercial (real estate and general aviation) and construction operations. Our fiscal year ends May 31.

     The coalbed methane gas business is conducted through Rocky Mountain Gas, Inc. ("RMG," a Wyoming corporation owned 41.7% by USE and 41.7% by Crested Corp. (Crested is a 70.5% majority-owned subsidiary of the company, see below)). Properties of RMG are held in southeastern Montana and north-eastern and southwestern Wyoming.

     USE and Crested Corp. ("Crested") originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans). In 1980, USE and Crested formed a joint venture (referred to as the "USECC") to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of debts by Crested issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993. In fiscal 2001, Crested issued another 6,666,666 shares of common stock to reduce Crested's debt owed to USE by $3.0 million, which increased USE's ownership of Crested to 70.5%.

     All of USE's (and Crested's) operations are in the United States. Principal executive offices for USE are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307.856.9271; fax 307.857.3050.

     Most of the company's (USE's) operations are conducted through subsidiaries, the USECC joint venture with Crested, and various jointly-owned subsidiaries of USE and Crested.

     Until September 11, 2000, USE and Kennecott Uranium Company ("Kennecott"), owned the Green Mountain Mining Venture ("GMMV"), which held a large uranium deposit and uranium mill in Wyoming. On September 11, 2000, USE and Crested settled litigation with Kennecott involving the GMMV by selling their interest in the GMMV and its properties back to Kennecott for $3.25 million and receiving a royalty interest in the uranium properties. Kennecott also assumed all reclamation obligations on the GMMV properties. Other principal uranium properties and an uranium mill in southeast Utah are held by Plateau Resources Ltd., a wholly-owned subsidiary of USE. The Utah uranium properties are also in a care and maintenance status. At some future date, if the uranium oxide market improves, USE and Crested may consolidate their remaining uranium assets into a single subsidiary and finance the startup of its mines and mill operations, subject to obtaining the necessary debt or equity funding. There are no current plans to implement this strategy at the present time.

     The gold assets held by Sutter Gold Mining Company ("SGMC"), a majority-owned subsidiary of USE, are also in a care and maintenance status because the current price of gold is too low to raise the capital necessary to put the properties into production.

THE OFFERING

Securities Outstanding             10,232,354 shares of common stock, $0.01 par
                                   value.

Securities To Be Outstanding       10,400,287 shares of common stock, $0.01 par
                                   value, assuming all warrants and options held by the selling shareholders were exercised as of the date of this prospectus.

Securities Offered                 572,600 shares of common stock owned or to be
                                   owned by the selling shareholders.

Use of Proceeds                    We will not receive any proceeds from sale of
                                   shares by the selling shareholders, but we will receive proceeds from exercise of the warrants and options, if they are exercised, which will be used by the company for working capital.

Plan of Distribution               The offering is made by the selling
                                   shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.
                                   See "Plan of Distribution."

Risk Factors                       An investment is subject to risk. See "Risk
                                   Factors."

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

     Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

     Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

     Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

     In September 2001, the company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

     Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at price of $200.00 per for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

     The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

     The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the company is initiated with the objective of acquiring 15% of the company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable to holder to convert the preferred stock into voting common stock of the company at a price equal to one-half the market price.

     PREFERRED STOCK. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock are reserved for sale at $10,000 per share. There are 200 shares of Series A stock issued and outstanding. Outstanding shares of Series A stock accrue interest at 7.5% per year, with dividends payable in cash (or at the election of the holder, in shares of common stock). Through September 30, 2001 all interest has been paid in cash. Each share of Series A stock is convertible into shares of company common stock, or into shares of Rocky Mountain Gas, Inc. ("RMG," a subsidiary of the company). Conversion is mandatory on the conversion date (on or about June 15, 2002), but the holder may convert some or all of the Series A stock into either shares of the company or shares of RMG. If converted to shares of RMG, the conversion rate is one share of RMG for each $3.00 originally paid to purchase the series A stock from the company, plus each added $3.00 of accrued unpaid interest on the original series A investment. If converted to shares of common stock of the company (USE), the conversion rate is that number of shares as equals the amount originally paid to purchase the series A stock from the company, divided by the average closing price of the company's stock on the Nasdaq National Market System for the 10 trading days preceding conversion date.

     WARRANTS. As of the date of this prospectus, warrants and options are issued and outstanding to purchase a total of 324,958 shares of common stock:

     o Warrants to purchase 10,000 shares at $3.75 held by Kevin P. Daly, issued as of October 18, 2001 and expiring October 18, 2003.

     o Warrants to purchase 50,000 shares at $3.00 held by CAYDAL, LLC, issued on October 24, 2001 and expiring October 24, 2003.

     o Warrants to purchase 67,933 shares at $3.75 held by 18 investors who purchased shares and warrants in private transactions with the company from June 29, 2001 to October 18, 2001. These warrants were issued as of October 18, 2001 and expire October 18, 2003. Resale of shares acquired on exercise of these warrants is covered by this prospectus.

     o Warrants to purchase 38,966 shares at $3.75 held by persons associated with VentureRound Group LLC, which served as the Financial Advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by the Financial Advisor. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by this prospectus.

     o Warrants to purchase 11,034 shares at $3.75 held by members of VentureRound Group LLC. These warrants were issued for financial consulting services provided by VentureRound Group LLC. These warrants were issued as of November 2, 2001 and expire November 2, 2006. Resale of shares acquired on exercise of these warrants is covered by this prospectus.

     o Warrants to purchase 97,025 shares at prices from $2.62 to $3.64 held by various persons and entities for services provided to the company in fiscal years 1998 and 2000, which were issued in fiscal years 1998 and 2000. These warrants expire at various times, the longest term of which cover 67,025 shares at $3.64, expiring September 18, 2002. Resale of shares acquired on exercise of these warrants is not covered by this prospectus.

     o Warrants to purchase 10,000 shares at $4.70 per share (expiring May 14, 2003), issued to consultant Riches in Resources, Inc. The warrants are not exercisable unless the company's stock price closes at or above $6.50 per share for 90 consecutive days before expiration of the options. Resale of the shares acquired on exercise of these options is covered by this prospectus.

     o Warrants to purchase 20,000 shares at $4.70 per share (expiring May 14, 2003), issued to consultant Riches in Resources, Inc. The warrants are not exercisable until the company's stock price closes at or above $10.00 per share for 90 consecutive days. Resale of the shares acquired on exercise of these options is covered by this prospectus.

     o Options to purchase 20,000 shares at $3.98 per share, expiring April 10, 2006, issued to consultant R.J. Falkner and Company. Resale of the shares acquired on exercise of these options is covered by this prospectus.

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing.

                       RISK FACTORS INVOLVING THE COMPANY

     WE HAVE NO REVENUES FROM COALBED METHANE PRODUCTION, AND HAVE NOT ESTABLISHED RESERVES FOR OUR COALBED METHANE PROPERTIES. Presently we do not have any wells in production, and we have not drilled and tested enough wells on our properties to determine if we have economic reserves of coalbed methane in place. For some properties, we will have to establish at least some reserve parameters before gas transmission companies will build gas lines to our properties, and construction of lines will depend also on then-current and projected market prices for gas. If we have the necessary capital, we may elect to build our own lines over to existing transmission lines near two of our properties in the Powder River Basin in Wyoming. We can't sell production until the lines and associated gathering lines and compression stations are constructed.

     Due to permitting delays in Montana, we may not realize production from the Castle Rock and Kirby prospects until late 2002 or early 2003. Other properties located in Wyoming could be in production in early to mid-2002, but production might be delayed due to market prices for gas.

     LIMITED AMOUNT OF WORKING CAPITAL, ACCUMULATED DEFICIT, AND CURRENT AND PROJECTED FINANCIAL REQUIREMENTS. At August 31, 2001, U.S. Energy Corp. had working capital of $2,039,500, and an accumulated deficit of $29,665,900. In the future, we could realize cash from liquidation of certain non-core assets, from Suncor's exercise of its option (see "Selected Information About U.S. Energy Corp. - Rocky Mountain Gas, Inc."), and /or from the outcome of our litigation with Nukem/CRIC (see our Annual Report on Form 10-K), although a favorable recovery from this litigation is uncertain as to time or amount. Our current level of operations, including general and administrative overhead, mineral operations (primarily care and custody costs for the uranium and gold properties), and costs to comply with other property lease and permitting obligations for the coalbed properties, are estimated to cost $2,500,000 for the eight months ending July 31, 2002. However, if we can't realize cash from liquidating assets, from Suncor's option exercise, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, then under these circumstances additional equity financing may be necessary to sustain operations starting in early to mid-calendar 2002. There are no current commitments for such future financing as may be necessary.

     Our strategy for RMG contemplates a total capital budget of up to $50,000,000 through calendar 2003 to develop our coalbed methane properties and put them into production, and to acquire more properties. Management believes the necessary equity and/or debt capital can be raised as needed, however, there are no commitments presently in place. The cash requirements for our coalbed methane business are in addition to working capital requirements.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals (including methane gas) may be difficult or impossible to extract (produce) on a profitable basis.

     Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: the ability to obtain all required permits; costs of bringing the property into production, including the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels; and market prices for the metals or hydrocarbons to be produced staying above production costs. We can't assure you that any of our properties, or properties we might acquire in the future, contain (or will contain) deposits of minerals or coalbed methane gas that will be profitable to produce.

     In addition, all forms of mineral (and oil and gas and coalbed methane) exploration and production require permits to have been issued by various federal and state agencies. See below.

     DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS. Drilling and producing coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. For example, there is currently a temporary moratorium for drilling coalbed methane wells on fee and state lands in Montana. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, there is no assurance that permits will be issued in a timely fashion or in a form consistent with our plan of operations.

     On March 16, 2000, the Northern Plains Resource Council, Inc. ("NPRC") filed suit against the Montana Board of Oil and Gas Conservation (Board) requesting an order of the court compelling the defendant to prepare a Supplemental Environmental Impact Statement ("SEIS") for coalbed methane development, which could further delay development. RMG and others have filed a motion to intervene to participate in this litigation and to ensure that some drilling can be performed during any environmental analysis. The Board has agreed to limit issuance of CBM well permits to 200 pending completion of the SEIS, currently scheduled to be completed in the spring of 2002.

     The Wyodak Environmental Impact Statement (EIS) for the Powder River Basin in Wyoming issued in the fall of 1999, allowed the permitting of 5,000 CBM wells to be drilled on Federal lands in Wyoming. More CBM well applications have been submitted causing the BLM to begin a second EIS for the Powder River Basin Area in Wyoming. The new EIS was to commence in early summer 2000. Development on Federal lands in Wyoming has been stopped with the balance of the Wyodak EIS permitted wells (4,000) occurring on fee and state lands. The BLM has started an environmental assessment ("EA") reviewing drainage issues which could allow an additional 1,500 new CBM well permits in the same region. This was scheduled to begin in April 2000 with completion expected October 2000. Completion has been delayed and is not expected until late 2001 or early 2002. Again, there is no assurance that the EA and EIS will not negatively impact RMG.

     In addition, the Wyoming and Montana Departments of Environmental Quality have regulations applying to the surface disposal of water produced from coalbed methane ("CBM") drilling operations. CBM operators are currently seeking changes in permit requirements and department policy that would allow operators more flexibility to discharge water on the surface. If these changes are not made, it may be necessary to install and operate treatment facilities or drill disposal wells to reinject the produced water back into the underground rock formations adjacent to the coal seams or lower sandstone horizons. If we cannot obtain the appropriate permits or if applicable laws or regulations require water to be disposed of in an alternative manner, the costs to dispose produced water will likely increase. These costs could have a material effect on operations in this area, including potentially rendering future production and development in the affected areas uneconomic.

     In Montana, we have pending applications to the BLM for approximately 60 permits to drill into shallow gas sand formations on Federal land held with Quaneco and would be converted to production status upon receiving approval from the Montana Board of Oil and Gas. These wells would evaluate potential CBM production as well as conventional gas. Regarding other acreage held with Quaneco in Montana, the State of Montana may lift its moratorium for CBM wells on private and state ground in Montana, and start issuing new permits on these lands in Spring 2002 (a voluntary moratorium is currently in place for wells on private and state ground in Montana). We have not determined to what extent we will participate in this procedure, and are evaluating how best to protect our position to have reasonable exploration for CBM wells proceed on state and fee ground. We have permits in place until Spring 2002 in order to conduct exploration in expectation that commercial production will be approved on completion of the EIS and EA.

     In August 2001, Montana and Wyoming announced an agreement for water quality officials in both states to coordinate monitoring of water flows in the Powder River and Little Powder River drainages, to determine the impact of coalbed methane well water production on river water. Although usually well water is potable, it may contain high sodium absorption ratios which can impair use of the water for irrigation purposes in clay-based soils. The respective agencies will propose regulations to establish thresholds for potential pollutants and require strict monitoring by local water quality officials. If test results indicate well water flows adversely impact river water quality, operators could be required to put the water flow into holding ponds or take other steps to eliminate or reduce water flows or pollutants in the water. Implementation of the agreement is expected to benefit continued coalbed methane development in these areas by opening up the water discharge permitting process in the affected areas, which had been slowed because of these concerns. Currently, we don't have acreage which would be impacted by these regulations but future acreage could be acquired in the affected areas. It is possible that water from some of our future wells could be regulated as to discharge, which could negatively impact development of that acreage.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price. See below.

RISK FACTORS INVOLVING THIS OFFERING

     ADDITIONAL SHARES TO MARKET BY REGISTRATION OR EXCHANGE. From time to time we have funded operations by selling restricted securities of subsidiary companies for their operations, then later reacquired those securities by exchange for shares and warrants of USE. For example, we sold approximately $3,166,500 of common stock in RMG (and $2,000,000 of preferred stock in USE), a significant portion or all of which may be exchanged for shares of common stock of USE in calendar 2001, based on USE stock market prices at exchange date, and then registered for resale into the public market. Such resales could adversely affect market prices for investors who buy shares in this offering.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we may receive proceeds from the exercise of the warrants or options (pursuant to which the shares underlying such warrants or options will be sold pursuant to this prospectus), which will be used by the company for working capital.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the selling shareholders of up to 572,600 shares of common stock ($0.01 par value) owned or to be owned on exercise or warrants or options by the selling shareholders. The footnotes to the table below give information about shares issuable on exercise of the warrants or options by the appropriate selling shareholder. All shares issued (and all shares issuable on exercise of warrants or options) are (and will be) restricted securities as that term is defined in rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with rule 144 or the restriction removed in accordance with rule 144(k).

     None of the selling shareholders are affiliates of the company or any subsidiary of the company.

     Of the shares covered by this prospectus:

o 389,667 shares are held by 18 accredited investors who purchased shares at $3.00 per share (and warrants, see below) from the company during the period June 21, 2001 to October 18, 2001, in a private placement conducted by the company (see below).

o 15,000 shares are held by Riches in Resources, Inc., and added shares issuable on exercise of warrants (see below).

o 67,933 shares are issuable on exercise of warrants held by the 18 investors, at an exercise price of $3.75 per share (expire October 18, 2003).

o 50,000 shares underlying warrants held by 31 persons associated with VentureRound Group LLC ("VRG"), exercisable at $3.75 per share. These warrants expire on October 18, 2003, and include (a) warrants (expiring October 18, 2006) for 38,966 shares issued to VRG for services as financial advisor to the company in connection with the private placement of securities to 18 accredited investors completed on October 18, 2001 (see above), plus (b) warrants (expiring

     November 2, 2006) for 11,034 shares held by persons associated with VRG, for financial planning and strategic services provided to the company by VRG.

o 30,000 shares underlying warrants held by consultant Riches in Resources, Inc. ("RIRI"), including 10,000 shares on exercise of warrants at $4.70 per share (exercisable only if the company's stock closes at or above $6.50 per share for 90 consecutive days), and 20,000 more shares on exercise of warrants at $4.70 per share (exercisable only if the company's stock closes at or above $10.00 per share for 90 consecutive days). All these warrants expire on May 14, 2003. The company has a consulting agreement with RIRI for 18 months ending November 14, 2002, for advice on investment banking and financial matters, communications with broker-dealer firms and potential industry partners in strategic arrangements, and related areas. RIRI is paid $2,000 cash per month and has been issued shares of common stock in the company (see above) and 15,000 shares of common stock in Rocky Mountain Gas, Inc. (a subsidiary of the company).

o 20,000 shares underlying options, exercisable at $3.98 per share, held by consultant R.J. Falkner and Company ("RJF"). The company has a consulting agreement with RJF for 24 months ending April 22, 2001, for public relations and investor relations services. RJF is paid $2,000 cash per month and has been issued options on 20,000 shares (the options expire April 10, 2006).

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     The following information has been provided to us by the selling shareholders. All numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date assuming issuance of 167,993 shares upon exercise of all the warrants and options listed above. There are 10,232,354 shares issued and outstanding on the initial date of this prospectus; on a pro forma basis, 10,400,287 shares are outstanding. Additional shares issuable on possible exercise of additional options and warrants presently outstanding, but not held by the selling shareholders, are not included in the pro forma calculation.

                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                              Owned                 For Sale            Offering     Offering(1)
-------------------------------------------------------------------------------------------------------------------

Ardel J. Schelich                            40,485(2)(3)              40,485(2)(3)            *             *
347 Lake View Drive
Washington, MO 63090

Charles D. & Bonnie B. Snow                   8,000(2)                  8,000(2)               *             *
4725 Travis Way
Reno, NV  89502

Domenico Porco                               10,000(2)                 10,000(2)               *             *
32777 West Warren
Garden City, MI 48135

Mark A. Loewenstein &                        40,000(2)                 40,000(2)               *             *
Kangping K. Lowenstein, JTWROS
12512 White Drive
Silver Spring, MD  20904


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                              Owned                 For Sale            Offering     Offering(1)
-------------------------------------------------------------------------------------------------------------------
John W. & Annette C. Golen JTWROS            10,000(2)                 10,000(2)               *             *
1898 Harley Drive
Ann Arbor, MI  48103

Francis M. Harris                            60,000(2)                 60,000(2)               *             *
541 Thornton Road
Lithia Springs, GA  30122

Dr. Ross T. Krueger                          10,000(2)                 10,000(2)               *             *
1801 Barrs Street, Suite 605
Jacksonville, FL  32204

James A. McCaughey                           41,215(2)(3)              41,215(2)(3)            *             *
72-897 Tamarisk Street
Palm Dessert, CA  92260

Lynden L. Rader                              24,000(2)                 24,000(2)               *             *
10342 Carioca Court
San Diego, CA  92124

Wesley A. Pomeroy                             3,201(2)                  3,201(2)               *             *
1801 Broadway, Suite 680
Denver, CO  80202

Russell A. Pomeroy                           11,200(2)                 11,200(2)               *             *
1801 Broadway, Suite 680
Denver, CO  80202

Marshall Gray Folkes, Jr.                    20,000(2)                 20,000(2)               *             *
HCR-61 Box 831
Topping, VA  23169

Marshall G. Folkes, III                      30,235(2)(3)              30,235(2)(3)            *             *
3841 Houndstooth Court
Richmond, VA  23233

Jack D. Koser                                12,400(2)                 12,400(2)               *             *
728 Azalea Drive
Rockville, MD  20856

Michael J. Alfano                            40,000(2)                 40,000(2)               *             *
10310 Forest Maple Road
Vienna, VA  22182

Eleanor Crosswait                             4,000(2)                  4,000(2)               *             *
7790 Cherrywood Lane
Verona, WI  53593


                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                              Owned                 For Sale            Offering     Offering(1)
-------------------------------------------------------------------------------------------------------------------
Joeseph and Daphne C.                        40,000(2)                 40,000(2)               *             *
Alphonso, Family Trust
7731 Provincial Drive
Canton, MI  48187

Richard A. Peterson                           4,800(2)                  4,800(8)               *             *
5839 Boca Raton Drive
Dallas, TX  75230

Gulf Projects Investment Co.                  1,950(3)                  1,950(3)               *             *
Kuwait Stock Exchange Building
Safat 13066, Kuwait

David Gertz                                     485(3)                    485(3)               *             *
Sunshine Master Builders
7120 E Orchard Rd. #300
Greenwood Village, CO 80111

David Berlin                                    485(3)                    485(3)               *             *
Birchwood Resources
1675 Broadway #1020
Denver, CO 80202

Vincent Schmitz                                 485(3)                    485(3)               *             *
4207 Montview Blvd.
Denver, CO 80207

Wayne A. Moore                                  485(3)                    485(3)               *             *
Sterling Wire Products
P. O. Box 68
Rock Falls, IL 61071

Belmont Navy, LLC                               485(3)                    485(3)               *             *
111 Sixth Street
Cambridge, MA 02141

Maury Rogow                                     385(3)                    385(3)               *             *
1050 Taylor Street N #709
Arlington, VA 22201

Roy Van Buskirk & Rachel Deutsch                360(3)                    360(3)               *             *
1616 Buchanan St.
Arlington, VA 22207

                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                              Owned                 For Sale            Offering     Offering(1)
-------------------------------------------------------------------------------------------------------------------
Mohamed Ali Ahmed                               235(3)                    235(3)               *             *
5052 Grimm Dr. #512
Alexandria, VA 23233

Lincoln Trust Company                           235(3)                    235(3)               *             *
FBO Michael M. Vuocolo DDS
407 Arrowhead Blvd. #123
Jonesboro, GA 30236

Martin G. Williams &                            235(3)                    235(3)               *             *
Margaret M. Williams
13333 Long Leaf Dr.
Clarksville, MD 21029

R.A. Fitzner, Jr.                               235(3)                    235(3)               *             *
P. O. Box 8000-260
Mesquite, NV 89024

James V. Raugh                                  235(3)                    235(3)               *             *
7234 S. Uravan
Aurora, CO 80016

Morgan Stanley Dean Witter                      235(3)                    235(3)               *             *
FBO Thomas Garrity
1857 Wainwright Dr.
Reston, VA 20190

Jeffrey J. Schmitz                              235(3)                    235(3)               *             *
10356 E Weaver Circle
Englewood, CO 80111

John J. Lais, III                               235(3)                    235(3)               *             *
2602 Woodland Ct.
McKinney, TX 75070

Roger Conan                                     235(3)                    235(3)               *             *
c/o Ladenburg Thalmann
590 Madison Ave. 33rd Floor
New York, NY 10022

George D. Thompson                              115(3)                    115(3)               *             *
11710 W 102 Place
Overland Park, KS 66214

Larry A. Bach &                                 115(3)                    115(3)               *             *
Susan A. Bach, Sprinkles
501 W Fairbanks Ave.
Winter Park, FL 32789

                                               Number of           Number of Shares
                                               Shares of            of Common Stock            Percent Owned
Name and Address                             Common Stock             Registered           Prior to        After
of Beneficial Owner                              Owned                 For Sale            Offering     Offering(1)
-------------------------------------------------------------------------------------------------------------------
Peyton N. Jackson &                             115(3)                    115(3)               *             *
Linda M. Jackson
8704 Standish Rd.
Alexandria, VA 22308

Robert H. Taggart, Jr.                       10,000(3)                 10,000(3)               *             *
7163 S. Chapparrel  Circle East
Aurora, Co 80016

James J. Cahill                              10,500(3)                 10,500(3)               *             *
57 Lawrence Hill Rd.
Huntington, NY 11743

A. Clinton Allen, A.C. Allen & Co.            7,985(3)                  7,985(3)               *             *
1280 Massachusetts Ave. #200
Cambridge, MA 02138

Troy G. Taggart                               4,000(3)                  4,000(3)               *             *
 21220 Craborchard Ct.
Ashburn, VA 20147

Craig H. Von Peters                           3,000(3)                  3,000(3)               *             *
9229 Shore Rd. Apt. 1B
Brooklyn, NY 11209

SJS Holdings  (Susan Schoch)                  2,500(3)                  2,500(3)               *             *
350 East 84th Street,
New York, NY 10028

Lance M. Hering                               1,500(3)                  1,500(3)               *             *
5301 S. Yosemite St.  Apt. 26206
Greenwood Village, CO 80111

Donna Schulze                                   500(3)                    500(3)               *             *
8777 E Dry Creek Rd. #1422
Englewood, CO 80112

Riches In Resources, Inc.                    45,000(4)                 45,000(4)               *             *
1433 Oakleaf Circle
Boulder, Colorado 80304

R. J. Falkner                                20,000(5)                 20,000(5)               *             *
P. O. Box 1230
Crested Butte, CO 81224

*    Less than 1%.
(1)  Assumes all shares are sold by the selling shareholder.

                                       18




(2) Includes shares issuable on exercise of warrants, at $3.75 per share, and assumes exercise of such warrants by the selling shareholder.
(3) Includes shares issuable on exercise of warrants, at $3.75 per share, and assumes exercise of such warrants by the selling shareholder.
(4) Includes shares issuable on exercise of warrants, at $4.70 per share, and assumes exercise of such warrants by the selling shareholder.
(5) Includes shares issuable on exercise of warrants, at $3.98 per share, and assumes exercise of such warrants by the selling shareholder.


     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell or sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O    short sales;

     O broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon rule 144 under the 1933 Act, provided they meet the criteria and conform to the requirements of the rule.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     We are required to pay all fees and expenses incident to the registration of resale of the shares covered by this prospectus. However, all discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the selling shareholders. The company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable. See below.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

     All of the information contained in the following documents filed with the Commission is incorporated by reference into this prospectus: Annual Report on Form 10-K for fiscal year ended May 31, 2001; Quarterly Report on Form 10-Q for the Three Months ended August 31, 2001; Proxy Statement for Annual Meeting of Shareholders in December 2001; Report on Form 8-K in fiscal 2002 (reporting adoption in calendar 2001 of a "shareholder rights plan" also commonly known as a "poison pill"); and Report on Form 8-K in December 2001 regarding status of coalbed methane operations.

     All of the information which will be contained in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements, and Reports on Form 8-K, and any other filings we make pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, all after the date of this prospectus, also are incorporated by reference into this prospectus as of the dates when such documents are filed with the Commission.

     We will provide to you copies of any or all of the information in these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Daniel
P. Svilar, Assistant Secretary. You also may request these documents by telephone: 1.307.856.9271. Our internet address is www.useg.com. Our 1934 Act filings are not directly available through our internet address (website), but you can access those filings through the link to Nasdaq at our internet address (website).

                           572,600 SHARES COMMON STOCK

                                U.S. ENERGY CORP.


                               -------------------
                                   PROSPECTUS
                              --------------------


                                December __, 2001


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee....................$    349
National Association of Securities Dealers, Inc. examination fee.......     n/a
Accounting ............................................................   2,000
Legal fees and expenses................................................   5,000
Printing ..............................................................     300
Blue Sky fees and expenses (excluding legal fees)......................   3,000
Transfer agent ........................................................     n/a
Escrow agent...........................................................     n/a
Miscellaneous..........................................................   1,484

Total..................................................................$ 12,133

The Registrant will pay all of these expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

                                                                      SEQUENTIAL
EXHIBIT NO.           TITLE OF EXHIBIT                               PAGE NO.

3.1(c)                Articles of Amendment (Third) to
                      Restated Articles of Incorporation
                      (Increasing number of authorized shares).............29

Exhibit 4.1 - 4.11    Intentionally left blank

Exhibit 4.12          Form of Advisor Warrant dated
                      October 18, 2001
                      and List of Holders .................................30

Exhibit 4.13          Form of Advisor Warrant dated
                      November 2, 2001
                      and List of Holders..................................42

Exhibit 4.14          Form of Investor Warrant dated
                      and List of Holders..................................54

Exhibit 4.15          Stock Option held by R. Jerry Falkner ...............66

Exhibit 4.16          Warrant held by Riches In Resources..................68

Exhibit 5.1           Opinion re legality and consent of counsel...........70

Exhibit 10-1 - 10.2   Intentionally left blank

Exhibit 10.3          Contract - R. J. Falkner & Company...................72

Exhibit 10.4          Consulting Agreement - Riches In Resources...........74

Exhibit 10.5          Agreement for Strategic Services
                      Venture Round Group LLC..............................76

Exhibit 23.1          Included in Exhibit 5.1

Exhibit 23.2          Consent of Independent Auditors
                      (Grant Thornton LLP).................................77

Exhibit 23.3          Consent of [former] audit firm
                      Arthur Andersen LLP..................................78

ITEM 17.  UNDERTAKINGS.

     (a) RULE 415 OFFERING.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any additional or changed material information on the plan of distribution.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act , each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) RELATIVE TO REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverton, state of Wyoming on December 20, 2001.

                                         U.S. ENERGY CORP. (Registrant)

Date: December 20, 2001            By:        /s/  John L. Larsen
                                         ---------------------------------------
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Date: December 20, 2001            By:        /s/ John L. Larsen
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/  Keith G. Larsen
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/  Harold F. Herron
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/  Don C. Anderson
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/  Nick Bebout
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/  H. Russell Fraser
                                         ---------------------------------------
                                         Director

Date: December 20, 2001            By:        /s/ Robert Scott Lorimer
                                         ---------------------------------------
                                         Principal Financial Officer/
                                         Chief Accounting Officer